Exhibit 21.1

Subsidiaries of SOC Telemed, Inc.

Name of Subsidiary	Jurisdiction of Organization
Specialists On Call, LLC	Delaware
JSA Health Corporation	Delaware
JSA Health California, LLC	Delaware
Avant Billing Services, Inc.	Delaware